Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Investors:
A. Pierre Dubois, Manager, Investor Relations, (210) 283-2164
Media:
Sarah Simpson, Vice President, Corporate Communications, (210) 283-2374
Tesoro Commences Tender Offer And Consent Solicitation For
Outstanding Notes
     SAN ANTONIO — October 31, 2005 — Tesoro Corporation (NYSE: TSO) today commenced tender offers for any and all of its $211 million principal amount outstanding of 9 5/8% Senior Subordinated Notes due 2008 (the “9 5/8% Notes due 2008”), $429 million principal amount outstanding of 9 5/8% Senior Subordinated Notes due 2012 (the “9 5/8% Notes due 2012”) and $375 million principal amount outstanding of 8% Senior Secured Notes due 2008 (the “8% Notes” and together the “Notes”). In conjunction with the tender offers, Tesoro also commenced consent solicitations to eliminate substantially all the covenants and certain events of default in the indentures relating to the Notes. The tender offers and consent solicitations are being made pursuant to Tesoro’s Offer to Purchase and Consent Solicitation Statement dated October 31, 2005.
     Holders who properly tender and deliver their consents to the proposed amendments by 5:00 p.m., New York City time, on November 14, unless extended (the “Consent Date”), will be eligible to receive the total consideration with respect to the applicable series of Notes, which includes a consent payment equal to $30 per $1,000 principal amount of the tendered notes.
     In the case of the 9 5/8% Notes due 2012 and the 8% Notes, the total consideration will be determined using standard market practice of pricing to the earliest redemption date, in the case of the 9 5/8% Notes due 2012, at a fixed spread of 50 basis points over the bid side yield on the 3 3/4% Treasury Notes due March 31, 2007, and, in the case of the 8% Notes, 50 basis points over the bid side yield on the 1 1/2% Treasury Notes due March 31, 2006. The prices will be determined at 2:00 p.m. New York City time on the Consent Date based on the Treasury yields reported by the Bloomberg Government Pricing Monitor.

     The total consideration for the 9 5/8% Notes due 2008 is $1,052.06 per $1,000 in principal amount of tendered notes.
     Holders who properly tender after the Consent Date but on or prior to the Expiration Date (as defined below) will be eligible to receive the tender offer consideration applicable to such series of notes, which equals the applicable total consideration less the consent payment.
     In addition, all Notes accepted for payment will be entitled to receipt of accrued and unpaid interest from, and including, the relevant previous interest payment date up to, but not including, the applicable settlement date.
     The tender offers will expire at 11:59 p.m., New York City time, on November 29, 2005, unless extended (the “Expiration Date”). Settlement for all Notes tendered on or prior to the Consent Date and accepted for payment is expected to be promptly following the satisfaction of the Financing Condition (as defined below). Settlement for all Notes tendered after the Consent Date but by the Expiration Date is expected to be promptly following the Expiration Date. Consummation of the tender offers, and payment for the tendered notes, is subject to the satisfaction or waiver of certain conditions, including obtaining debt financing, in an amount and on terms acceptable to Tesoro, sufficient to pay, together with a limited amount of cash on hand, for all Notes tendered (the “Financing Condition”).
     Holders may withdraw their tenders and revoke their consents at any time at or prior to 5:00 p.m. New York City time, on the Consent Date but not thereafter.
     Holders who wish to tender their Notes must consent to the proposed amendments and holders may not deliver consents without tendering their related Notes. Holders may not revoke consents without withdrawing the Notes tendered pursuant to the tender offer.
     Lehman Brothers Inc. is acting as the sole Dealer Manager and Solicitation Agent for the tender offers and the consent solicitations. The Tender Agent and Information Agent is D.F. King & Co., Inc.
     This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offers and the consent solicitations are being made only pursuant to Tesoro’s Offer to Purchase and Consent Solicitation Statement dated October 31, 2005.
     Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 290-6431 or (212) 269-5550 in the case of banks and brokerage firms. Questions regarding the tender offers and the consent solicitations should be directed to Lehman Brothers at (212) 528-7581 or toll free at (800) 438-3242.
     Tesoro Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro’s retail-marketing system includes almost 500 branded retail stations, of which over 200 are company operated under the Tesoro® and Mirastar® brands.
This news release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Tesoro’s expectation regarding the completion and timing of successful tender offers and other financing matters are only its expectations regarding these matters. Successful completion and timing of tender offers and proposed financings, as well as actual results from such tender offers and financings, are dependent on factors, including (without limitation) investor acceptance of the tender offers, successful conclusion of appropriate contractual arrangements, the final terms and conditions of the new debt financing and other similar requirements applicable to tender offers and debt financings generally. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.
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